UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Conseco, Inc.
   11825 North Pennsylvania Street
   Carmel, IN  46032
   USA
2. Issuer Name and Ticker or Trading Symbol
   General Acceptance Corporation
   GACC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   April 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
 Common Stock              |4/20/9|X   | |16,000,000        |A  |$.25       |                   |I     |Wholly-owned subsidiary    |
                           |8     |    | |                  |   |           |                   |      |                           |
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 Common Stock              |4/20/9|X   | |3,814,000         |A  |$.30       |                   |I     |Wholly-owned subsidiary    |
                           |8     |    | |                  |   |           |                   |      |                           |
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 Common Stock              |4/27/9|X   | |500,000           |A  |$.25       |20,314,000         |I     |Wholly-owned subsidiary    |
                           |8     |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
 Right to Purchase 12%|$.25    |4/20/|X   | |$3,250,000 |D  |Immed|4/11/|Common Stock|13,000,|       |            |I  |Wholly-owned|
 Subordinated Converti|        |98   |    | |           |   |iate |00   |            |000    |       |            |   | subsidiary |
ble Notes             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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 12% Subordinated Conv|$.25    |4/20/|A   | |$3,250,000 |A  |Immed|4/11/|Common Stock|13,000,|$3,250,|53,000,000  |I  |Wholly-owned|
ertible Notes         |        |98   |    | |           |   |iate |00   |            |000    |000    |            |   | subsidiary |
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Common Stock Warrant  |$.25    |4/27/|P   | |500,000    |A  |Immed|     |Common Stock|500,000|(1)    |            |I  |Wholly-owned|
                      |        |98   |    | |           |   |iate |     |            |       |       |            |   | subsidiary |
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 Common Stock Warrant |$.25    |4/27/|X   | |500,000    |D  |Immed|     |Common Stock|500,000|       |            |I  |Wholly-owned|
                      |        |98   |    | |           |   |iate |     |            |       |       |            |   | subsidiary |
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 Agreement to Purchase|$.25    |4/20/|X   | |16,000,000 |D  |(2)  |     |Common Stock|16,000,|       |            |I  |Wholly-owned|
 Common Stock         |        |98   |    | |           |   |     |     |            |000    |       |            |   | subsidiary |
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 Agreement to Purchase|$.30    |4/20/|X   | |3,814,000  |D  |(2)  |     |Common Stock|3,814,0|       |-0-         |I  |Wholly-owned|
 Common Stock         |        |98   |    | |           |   |     |     |            |00     |       |            |   | subsidiary |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Transferred from parent for no
consideration.
(2) On April 20, 1998, the reporting person closed on the agreement to purchase common stock which agreement
was reported on the 3/98 Form
4.
SIGNATURE OF REPORTING PERSON
By:   John J. Sabl, Executive Vice President
DATE
May 11, 1998